EXHIBIT 99.1
Fastenal Company Reports 2020 First Quarter Earnings
WINONA, Minn., April 14, 2020 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended March 31, 2020. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Share and per share information in this release, and in the financial statements attached to this release, has been adjusted to reflect the two-for-one stock split effective at the close of business on May 22, 2019. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Three-month Period
	2020	2019	Change
Net sales	$1,367.0	1,309.3	4.4%
Business days	64	63
Daily sales	$21.4	20.8	2.8%
Gross profit	$636.8	624.7	1.9%
% of sales	46.6%	47.7%
Operating income	$271.3	261.4	3.8%
% of sales	19.9%	20.0%
Earnings before income taxes	$269.2	257.5	4.6%
% of sales	19.7%	19.7%
Net earnings	$202.6	194.1	4.4%
Diluted net earnings per share	$0.35	0.34	4.0%
Quarterly Results of Operations
Net sales increased $57.7, or 4.4%, in the first quarter of 2020 when compared to the first quarter of 2019. Adjusting for the one additional selling day in the current period, our daily sales increased 2.8% in the first quarter of 2020 when compared to the first quarter of 2019. Compared to the first quarter of 2019, this increase was driven by higher unit sales related to our growth drivers, most notably contribution from industrial vending and Onsite locations, and from increases in certain products later in the quarter related to the coronavirus pandemic. A lesser contributor to our sales growth in the first quarter of 2020 was higher product pricing as a result of increases implemented throughout 2019 and in the first quarter of 2020 to mitigate the impacts of general and tariff-related inflation in the marketplace. Approximately 50% of our business relates to fastener and safety products. Together, these two product lines grew 4.3% on a daily basis. Individually, sales of our fastener products declined 2.6% on a daily basis over the first quarter of 2019, representing 32.9% of sales in the first quarter of 2020. Sales of safety products grew 18.4% on a daily basis over the first quarter of 2019, representing 19.8% of sales in the first quarter of 2020. Sales of our remaining products grew 1.6% on a daily basis over the first quarter of 2019, representing 47.3% of sales in the first quarter of 2020.
Looking at sales patterns throughout the first quarter of 2020, business activity in January, February and the first half of March remained sluggish, as it had been through much of the latter half of 2019. The second half of March saw activity levels weaken significantly in response to societal actions meant to address the coronavirus pandemic. While the company's facilities and in-market locations continue to operate, our branches did restrict public access and many of our Onsite locations were closed or operated at a meaningfully diminished capacity (approximately 120 out of 1,136 North American Onsite locations were closed on March 31 because the customer was closed), negatively impacting sales at the end of the quarter. This event also produced significant shifts in the mix of our business. For instance, March sales of our fastener products declined 10.1% on a daily basis as industrial activity slowed, while our safety business grew 31.0% on a daily basis as we were able to source and deliver critical personal protective equipment ('PPE') supplies to the marketplace. In addition, while our manufacturing and non-residential construction end markets were down 1.1% and 7.8% on a daily basis, respectively, our government business was up 31.1% on a daily basis with sales to healthcare organizations more than doubling.
Our gross profit, as a percentage of net sales, declined 110 basis points to 46.6% in the first quarter of 2020 from 47.7% in the first quarter of 2019. The most significant factor behind the decline in our gross profit percentage in the period was the impact of product and customer mix. At the start of the first quarter of 2020, the overall impact of mix was moderating and was heavily a function of a shift toward larger, lower margin customers as a result of our success generating sales growth through our growth drivers. In March, this customer mix remained a factor but the widening growth differential between higher-margin fastener sales and lower-margin safety sales produced a greater product mix impact and increased the overall effect of mix on our gross profit percentage. The gross profit percentage was also affected in the first quarter of 2020 by the deleveraging of fixed costs and period costs flowing through our operation. We continued to be challenged by lower freight revenues and our ability to offset costs related to our captive truck fleet, but this was offset by more favorable comparisons in costs for external freight charges.
Our operating income, as a percentage of net sales, declined to 19.9% in the first quarter of 2020 from 20.0% in the first quarter of 2019, which was due to the lower gross profit. Our operating and administrative expenses (including the gain on sales of property and equipment), as a percentage of net sales, improved to 26.7% in the first quarter of 2020 compared to 27.8% in the first quarter of 2019. The primary reason for this improvement was our ability to leverage employee, occupancy, and general corporate expenses. The period also benefited from one more selling day in the first quarter of 2020, as certain operating costs are not variable to the number of selling days in a period.
Employee-related expenses, which represent 65% to 70% of total operating and administrative expenses, increased 0.2% in the first quarter of 2020 when compared to the first quarter of 2019. The increase in employee-related expenses was mainly from slightly higher FTE over the course of the quarter, offset by lower incentive compensation. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 1.8%. Facility costs were slightly down in the period. This was offset by an increase in costs related to industrial vending equipment of 12.5% as we grew the number of vending machines deployed from March 2019 to March 2020, as well as an increase in costs for warehouse equipment. All other operating and administrative expenses, which represent 15% to 20% of total operating and administrative expenses, increased 0.8% with higher information technology spending and net event costs being partly offset by lower general corporate expenses.
Our net interest expense was $2.1 in the first quarter of 2020 compared to $3.9 in the first quarter of 2019. This decrease was caused by a lower average debt balance during the period and lower average interest rates.
We recorded income tax expense of $66.6 in the first quarter of 2020, or 24.7% of earnings before income taxes. Income tax expense was $63.4 in the first quarter of 2019, or 24.6% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items, will be in the 24.5% to 25.0% range.
Our net earnings during the first quarter of 2020 were $202.6, an increase of 4.4% when compared to the first quarter of 2019. Our diluted net earnings per share were $0.35 during the first quarter of 2020 compared to $0.34 during the first quarter of 2019, an increase of 4.0%.
Growth Driver Performance
We signed 4,798 industrial vending devices during the first quarter of 2020. Our installed device count on March 31, 2020 was 92,124, an increase of 10.4% over March 31, 2019. Daily sales through our vending devices grew at a low double-digit pace in the first quarter of 2020 over the first quarter of 2019 due to the increase in the installed base. These device counts do not include slightly more than 15,000 vending devices deployed as part of our lease locker program.
We signed 85 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during the first quarter of 2020. We had 1,179 active sites on March 31, 2020, which represented an increase of 24.8% from March 31, 2019. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a mid single-digit rate in the first quarter of 2020 over the first quarter of 2019. New revenue from relatively new active locations continues to offset the impact of weak demand on more mature sites as well as the temporary closing of certain sites where customers suspended operations.
In January 2020, we established 2020 signing goals of 22,000 to 24,000 vending units and 375 to 400 Onsite locations. However, with business activity slowing further, many customers closed and operating below capacity, and our own efforts to source critical parts for customers diverting energy from growth driver signings, visibility for signings has become limited. As a result, at this time we cannot provide guidance for vending and Onsite signings for 2020.
Daily sales to our national account customers (defined as customer accounts with a multi-site contract) grew 5.5% in the first quarter of 2020 over the first quarter of 2019. Revenues attributable to national account customers represented 55.4% of our total revenues in the period.
Balance Sheet and Cash Flow
We produced operating cash flow of $241.1 in the first quarter of 2020, an increase of 17.7% from the first quarter of 2019, representing 119.0% of the period's net earnings versus 105.6% in the first quarter of 2019. The increase in our operating cash flow as a percentage of net earnings largely reflects a reduced drag from net working capital, due to both internal efforts to streamline inventory and the effects of lower demand, and to a lesser extent higher net income. Our investment in property and equipment, net of proceeds from sales, was $46.7 in the first quarter of 2020 compared to $52.8 in the first quarter of 2019. This decrease was primarily a result of lower spending to develop or expand certain of our distribution center assets. We have reduced our expectations for net capital expenditures in 2020 to a range of $155.0 to $180.0, down from our previous range of $180.0 to $205.0 and a decrease from $239.8 in 2019. We had anticipated lower annual spending based on a reduction in projects that would develop and expand certain distribution center assets and, to a lesser degree, reduced fleet vehicle investment. The decline relative to our original projections for 2020 largely reflects a review and deferral of certain building projects in light of an increasingly uncertain business climate and lower vending spend due to a reduction in expected signings and, to a lesser degree, the impact on the cost of our vending equipment following the Apex asset purchase.
We invested $125.0 in the first quarter of 2020 to acquire certain assets, primarily intangible, of Apex Industrial Technologies LLC.
We returned $195.6 to our shareholders in the first quarter of 2020 in the form of dividends ($143.6) and purchases of our common stock ($52.0), compared to $123.0 in dividends in the first quarter of 2019.
Total debt on our balance sheet was $455.0 at the end of the first quarter of 2020, or 14.6% of total capital (the sum of stockholders' equity and total debt). This compares to $489.0, or 16.9% of total capital, at the end of the first quarter of 2019.
Accounts receivable were $833.9 at the end of the first quarter of 2020, an increase of $40.9 or 5.2%, over the first quarter of 2019. This increase reflects not only our growth in sales but that our growth is being driven disproportionately by our national accounts program, where our customers tend to have longer payment terms than our business as a whole. Inventories were $1,345.5 at the end of the first quarter of 2020, an increase of $51.6, or 4.0%, over the first quarter of 2019. Our inventory has risen to support higher sales, largely reflecting significant increases in the number of installed vending devices and active Onsite locations, to support high levels of service. The rate of growth in inventories continued to slow in the first quarter of 2020 based on slowing economic activity and internal efforts to reduce hub inventory. We intend to continue to invest in the inventory necessary to support our vending and Onsite initiatives. Accounts payable were $212.1 at the end of the first quarter of 2020, an increase of $28.2, or 15.4%, over the first quarter of 2019, as a result of an increase in sourcing of PPE products late in the quarter.
Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q1 2020	Q4 2019	Q4 2019	Q1 2019	Q1 2019
In-market locations - absolute employee headcount	14,001	13,977	0.2%	14,336	-2.3%
In-market locations - FTE employee headcount	12,334	12,236	0.8%	12,482	-1.2%
Total absolute employee headcount	22,131	21,948	0.8%	22,205	-0.3%
Total FTE employee headcount	19,235	18,968	1.4%	19,125	0.6%

Number of public branch locations	2,091	2,114	-1.1%	2,187	-4.4%
Number of active Onsite locations	1,179	1,114	5.8%	945	24.8%
Number of in-market locations	3,270	3,228	1.3%	3,132	4.4%
Industrial vending devices (installed device count) (1)	92,124	89,937	2.4%	83,410	10.4%
Ratio of industrial vending devices to in-market locations	28:1	28:1		27:1
(1) This number primarily represents devices which principally dispense product and produce product revenues, and excludes slightly more than 15,000 devices that are part of our locker lease program where the devices are principally used for the check-in/check-out of equipment.
During the last twelve months, we reduced our absolute employee headcount by 335 people in our in-market locations and 74 people in total. The reduction in our absolute employee headcount in our in-market locations reflects efforts to control branch expenses as a response to weaker demand, which was only partly offset by increases to support growth in our Onsite locations. The decrease in our total absolute employee count is mostly from personnel reductions in our in-market locations only partly offset by additions in non-branch selling and support roles to support customer acquisition and implementation, particularly as it relates to our growth drivers and to support general corporate functions.
We opened three branches in the first quarter of 2020 and closed 26 branches, net of conversions. We activated 87 Onsite locations in the first quarter of 2020 and closed 22, net of conversions. The number of closings reflects both normal churn in our business, whether due to exiting customer relationships, the shutting or relocation of a customer facility, or a customer decision, as well as a review of certain underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.
CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
ANNUAL MEETING OF SHAREHOLDERS WEBCAST
As previously disclosed, the Annual Meeting of Shareholders (the 'Annual Meeting') will be held Saturday, April 25, 2020 at 10:00 a.m., central time. In light of public health concerns regarding the coronavirus outbreak (COVID-19), the Annual Meeting will be held in a virtual meeting format only. Shareholders will not be able to attend the Annual Meeting physically. The meeting will be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm or www.virtualshareholdermeeting.com/FAST2020. It is our intention to resume our tradition of a publicly attended event in 2021.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, and future operating results and business activity in light of the coronavirus pandemic. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	March 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$160.7	174.9
Trade accounts receivable, net of allowance for doubtful accounts of $11.6 and $10.9, respectively	833.9	741.8
Inventories	1,345.5	1,366.4
Prepaid income taxes	—	16.7
Other current assets	124.2	157.4
Total current assets	2,464.3	2,457.2

Property and equipment, net	1,027.7	1,023.2
Operating lease right-of-use assets	242.4	243.2
Other assets	200.3	76.3

Total assets	$3,934.7	3,799.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$4.9	3.0
Accounts payable	212.1	192.8
Accrued expenses	227.5	251.5
Current portion of operating lease liabilities	96.4	97.4
Income taxes payable	39.5	—
Total current liabilities	580.4	544.7

Long-term debt	450.1	342.0
Operating lease liabilities	147.7	148.2
Deferred income taxes	99.9	99.4

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 572,817,649 and 574,128,911 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	24.2	67.2
Retained earnings	2,692.9	2,633.9
Accumulated other comprehensive loss	(63.4)	(38.4)
Total stockholders' equity	2,656.6	2,665.6

Total liabilities and stockholders' equity	$3,934.7	3,799.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)
	Three Months Ended March 31,
	2020	2019
Net sales	$1,367.0	1,309.3

Cost of sales	730.2	684.6
Gross profit	636.8	624.7

Operating and administrative expenses	365.9	363.6
Gain on sale of property and equipment	(0.4)	(0.3)
Operating income	271.3	261.4

Interest income	0.1	0.1
Interest expense	(2.2)	(4.0)

Earnings before income taxes	269.2	257.5

Income tax expense	66.6	63.4

Net earnings	$202.6	194.1

Basic net earnings per share	$0.35	0.34

Diluted net earnings per share	$0.35	0.34

Basic weighted average shares outstanding	573.9	572.2

Diluted weighted average shares outstanding	575.3	573.0

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Three Months Ended March 31,
	2020	2019

Cash flows from operating activities:
Net earnings	$202.6	194.1
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	37.6	35.4
Gain on sale of property and equipment	(0.4)	(0.3)
Bad debt expense	1.9	2.0
Deferred income taxes	0.5	0.6
Stock-based compensation	1.6	1.6
Amortization of intangible assets	1.0	1.0
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(101.4)	(79.5)
Inventories	10.6	(13.5)
Other current assets	33.2	30.1
Accounts payable	19.3	(9.7)
Accrued expenses	(24.0)	(8.0)
Income taxes	56.2	50.7
Other	2.4	0.4
Net cash provided by operating activities	241.1	204.9

Cash flows from investing activities:
Purchases of property and equipment	(48.8)	(54.4)
Proceeds from sale of property and equipment	2.1	1.6
Cash paid for acquisition	(125.0)	—
Other	—	0.1
Net cash used in investing activities	(171.7)	(52.7)

Cash flows from financing activities:
Proceeds from debt obligations	325.0	210.0
Payments against debt obligations	(215.0)	(240.0)
Proceeds from exercise of stock options	7.4	18.1
Purchases of common stock	(52.0)	—
Payments of dividends	(143.6)	(123.0)
Net cash used in financing activities	(78.2)	(134.9)

Effect of exchange rate changes on cash and cash equivalents	(5.4)	0.9

Net (decrease) increase in cash and cash equivalents	(14.2)	18.2

Cash and cash equivalents at beginning of period	174.9	167.2
Cash and cash equivalents at end of period	$160.7	185.4

Supplemental information:
Cash paid for interest	$2.2	4.0
Net cash paid for income taxes	$10.2	11.7
Leased assets obtained in exchange for new operating lease liabilities	$25.0	21.8

CONTACT:	Ellen Stolts
Assistant Controller – Reporting and Reconciliation
507-313-7282